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                                                                       EXHIBIT 2
                       BRUNSWICK BIOMEDICAL CORPORATION

                                March 15, 1996


Board of Directors
Survival Technology, Inc.
2275 Research Boulevard
Suite 100
Rockville, Maryland  20850

Dear Sirs:

     Brunswick Biomedical Corporation ("Brunswick") has informed you that it is proposing to acquire shares of Common Stock of Survival Technology, Inc. ("STI") from the Estate of Dr. Stanley J. Sarnoff (the "Estate") which would result in Brunswick becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law (the "DGCL"). It is a condition of such acquisition that the Board of Directors of STI (the "Board") approve Brunswick's acquisition of the STI shares from the Estate so that the provisions of Section 203 will not apply to Brunswick. Brunswick believes that it is in the best interests of STI and its stockholders for Brunswick to acquire the shares from the Estate and, in order to assist the Board to approve such acquisition, hereby makes the following representations, warranties, undertakings and agreements:

     1. The information previously furnished to the Board and to STI's representatives regarding (i) the business and financial condition of Brunswick,
(ii) the identity and background of its stockholders and proposed investors to fund the acquisition of the Estate's STI shares and (iii) Brunswick's present plans regarding the conduct of the business of STI and Brunswick following such acquisition, including without limitation the information furnished to the Board at its January 11, 1996 meeting, is true and complete in all material respects and, except to the extent disclosed in writing to the Board at least 48 hours prior to such acquisition, will be true and complete in all material respects at the time of such acquisition. In the event of a material change in such information, the Board may revoke its approval contemplated hereunder prior to such acquisition.

     2. During the Undertaking Period (as defined below), Brunswick will use its best efforts to cause the Board of Directors of STI to include at least two qualified independent directors. A director shall not be considered independent if he or she (i) is or at any time within ten years prior to the date of determination was a director, officer or employee of, or a consultant, attorney or advisor to, STI (other than persons who served as independent directors of STI prior to the acquisition) or Brunswick or (ii) has a direct or indirect material ownership interest in, or is an officer, director or employee of an organization with a direct or indirect material ownership interest in, Brunswick. The persons proposed to be elected as independent directors of STI have previously been disclosed by Brunswick to the Board, and Brunswick will use its best efforts during the Undertaking Period to cause such persons to be
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elected and continued in office and, if necessary, to cause suitable replacements to be elected.

     3. During the Undertaking Period, Brunswick will use its best efforts to not permit STI to terminate the employment of Jeffrey W. Church without Cause (as such term is defined in the employment agreement between Mr. Church and STI dated as of January 28, 1994) or to provide Mr. Church with Good Reason (as such term is so defined).

     4. During the Undertaking Period, neither Brunswick nor any of its stockholders will, directly or indirectly, enter into any agreement, arrangement or transaction with STI (other than proportionately as a stockholder of STI) except (i) on terms no less favorable to STI than would be available from a third party on an arm's-length basis, as may be approved by a Special Committee or (ii) if the agreement, arrangement or transaction is approved by a Special Committee as being in the best interests of STI and its stockholders other than Brunswick.

     5. During the Undertaking Period or a period of 36 months from the date Brunswick becomes an interested stockholder, whichever ends later, Brunswick will not offer to acquire or acquire, and will use its best efforts to cause STI and any other affiliate or shareholder of Brunswick and any person acting in concert with Brunswick to refrain from offering to acquire or acquiring, any shares of Common Stock of STI outstanding at the date Brunswick becomes an interested stockholder at a price less than the price paid to the Estate, except to the extent that (i) Brunswick can demonstrate to the satisfaction of a Special Committee that a lower price is justified by events or circumstances occurring subsequent to its acquisition from the Estate, (ii) such acquisition is pursuant to an agreement existing at the time of Brunswick's acquisition from the Estate and disclosed to the Board prior to execution hereof or (iii) the transaction otherwise is approved by a Special Committee as in the best interests of STI and its shareholders other than Brunswick.

     6. For a period of three years from the date it becomes an interested stockholder, Brunswick will not engage in, and will use its best efforts to cause STI not to engage in, (i) any merger or consolidation of STI or any majority-owned subsidiary of STI with or into Brunswick or any affiliate or shareholder of Brunswick or person acting in concert with Brunswick, (ii) any sale, lease or exchange of all or substantially all the assets of Brunswick or STI to the other or any affiliate or shareholder of, or person acting in concert with, the other or (iii) any other transaction in which the shares of capital stock of Brunswick are exchanged for or converted into shares of capital stock or the right to acquire shares of capital stock of STI or the shares of capital stock of STI are exchanged for or converted into shares of capital stock or the right to acquire shares of capital stock of Brunswick or any affiliate or shareholder of Brunswick or person acting in concert with Brunswick, unless in each case any such transaction is approved by a Special Committee with the advice and after receipt of an affirmative opinion of an independent, generally recognized investment banking or similar firm experienced in providing such advice and rendering "fairness opinions."

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     7.   The following terms used herein have the meanings specified:

          (a) "Special Committee" means a committee of the Board of Directors of STI consisting solely of independent directors, not less than two in number, except to the extent a lesser number is available to serve, which shall act by majority action of its members and shall be authorized to retain, if it chooses, independent counsel and independent financial advisors.

          (b) "Undertaking Period" means the period from the date Brunswick becomes an interested stockholder of STI and ending on the earlier of (i) the date Brunswick and STI cease to be separate entities or one becomes a wholly-owned subsidiary of the other in a transaction effected in compliance with this Agreement, or (ii) the date which is three years after the date Brunswick becomes an interested stockholder of STI.

          (c) "Interested stockholder" means an interested stockholder of STI within the meaning of Section 203 of the DGCL as in effect at the time Brunswick becomes an interested stockholder.

     8. Brunswick acknowledges and agrees for the benefit of the directors and officers of STI (i) that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of STI and its subsidiaries as provided in their respective Certificates of Incorporation, By-Laws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the time of Brunswick's acquisition of the Estate's shares are contractual in nature and that it will use its best efforts to cause STI and such subsidiaries to continue such rights to indemnification and limitations on liability in full force and effect and to be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of not less than six years from such time; provided, however, that all rights to
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indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim; and (ii) that STI currently carries directors' and officers' liability insurance and that, in order not to detract from the coverage currently maintained on behalf of STI's directors and officers, STI may, and Brunswick will use its best efforts to cause STI to, provide for a period of no less than six years after the time of such acquisition directors' and officers' liability insurance substantially equivalent to that in effect on the date hereof for STI's directors and officers covering causes of action that arise out of acts or omissions occurring on or before the date Brunswick becomes an interested stockholder of STI; provided,
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however, that STI may elect instead to purchase "tail coverage" or a "discovery
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period" as a substitute for some or all of such insurance.  Upon acquiring the shares of STI Common Stock from the Estate, Brunswick will reimburse STI for the cost of purchasing such "tail coverage" or "discovery period" as such cost is payable. STI shall use its best efforts to finance such cost consistent with its past practice. In the event Brunswick, STI or any of their respective successors and assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Brunswick or STI, as the case may be, assume the obligations set forth in this section.

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     9.   Brunswick agrees for the benefit of the current directors of STI that any director of STI who is not expected to be a continuing director of STI after Brunswick's acquisition of the shares of STI Common Stock from the Estate shall be given the opportunity to resign at the closing of such acquisition, and such resignation will not be considered removal as a director and will result in the stock options granted to such director under STI's 1986 Stock Option Plan remaining outstanding until their otherwise scheduled expiration.

     10. Except as otherwise provided, this Agreement is for the benefit of the Board, STI and its stockholders and shall become binding on Brunswick and its successors upon the Board approving, for purposes of Section 203 of the DGCL, Brunswick's acquisition of the shares of STI Common Stock from the Estate and Brunswick's becoming an interested stockholder of STI, and thereafter this Agreement shall not be amended without the approval of a Special Committee after a finding that the amendment does not adversely affect the rights of any person for whose benefit this Agreement is entered into and is not contrary to the best interests of STI and its stockholders other than Brunswick.

     11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

                                               Very truly yours,

                                               BRUNSWICK BIOMEDICAL CORPORATION



                                               By:/s/ James H. Miller
                                                  ------------------------------
                                                      Title: President

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